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                                                                    NEWS RELEASE

[FIRST FINANCIAL CORPORATION LOGO]

One First Financial Plaza, Terre Haute, IN 47807  o  (812) 238-6000

FOR IMMEDIATE RELEASE                   For more information contact:
August 11, 2004                               Michael A. Carty at (812) 238-6264

                   FIRST FINANCIAL CORPORATION REPORTS RESULTS

TERRE HAUTE, INDIANA - First Financial Corporation (NASDAQ: THFF) today announced that earnings per share for the second quarter increased 4.4% to $0.47 per share compared to $0.45 for the second quarter of 2003. This represents an improvement in earnings of 2.5% or $155,000 higher than the same period of 2003. The year-to-date net income of $17.0 million, or $1.26 per share, is also an improvement compared to the $13.2 million and $0.97 per share earned through the second quarter of 2003.

Although the year-to-date net interest income for 2004 declined $1.9 million, or 5.1% compared to the same period of 2003, non-interest expense reduced by non-interest income was $4.7 million less for 2004 compared to the same period of 2003. Life insurance proceeds are a major contributor to this reduction; however, expense control and increases in other non-interest income resulted in a $600,000 decrease in net non-interest expense for the Corporation.

The net interest margin on average assets declined 25 basis points from 4.02% at June 30, 2003 to 3.77% at June 30, 2004. The margin continues to compress as borrowers take advantage of the historical low level of interest rates resulting from an accommodative Federal Reserve policy. The Corporation has also resisted extension of the investment portfolio duration which has resulted in lower short term yields in anticipation of improved future opportunities.

Loans of the Corporation increased $41.6 million or 2.9% over balances at the end of 2003 while deposits fell 3.9% or $57.0 million. A major component of the decline in deposits was a $22.2 million decrease in state and local government deposits. The increase in loans and decrease in deposits were funded by an increase in other borrowings.

During the quarter ended June 30, 2004, First Financial Corporation declared a dividend to shareholders of $0.39 per share, an increase of 14.7% over the dividend of $0.34 declared during the same time period of 2003. This is the 16th consecutive year the Corporation has increased its annual dividend.

Statements in this press release that relate to future results and events (including statements about future financial and operating performance) are based on the Corporation's current expectations. Actual results in future periods may differ materially from those currently expected or desired because of a number of risks and uncertainties, including general economic and business conditions; changes in interest rates; loss of deposits and loan demand to other financial

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institutions; substantial changes in financial markets; changes in real estate values and the real estate market; or regulatory changes. Additional discussion of these and other factors affecting the Corporation's business and prospects is contained in the Corporation's periodic filings with the Securities and Exchange Commission.

First Financial Corporation is the holding company for First Financial Bank N.A. in Indiana and Illinois; First Farmers State Bank, The Morris Plan Company of Terre Haute and Forrest Sherer, Inc. in Indiana; and First Crawford State Bank, and First Community Bank N.A. in Illinois.


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                           FIRST FINANCIAL CORPORATION

             FOR THE QUARTER AND THE SIX MONTHS ENDING JUNE 30, 2004

               (Dollar amounts in thousands except per share data)


                                                   06/30/04        06/30/03        CHANGE       % CHANGE
YEAR TO DATE INFORMATION:

Net Income                                          $17,014         $13,207        $3,807         28.83%
Earnings Per Average Share                            $1.26           $0.97         $0.29         29.90%
Return on Assets                                      1.53%           1.21%         0.32%         26.45%
Return on Equity                                     12.96%          10.65%         2.31%         21.69%
Net Interest Margin                                   3.77%           4.02%        -0.25%         -6.22%
Net Interest Income                                 $35,686         $37,607      ($1,921)         -5.11%
Non-Interest Income                                 $20,898         $15,589        $5,309         34.06%
Non-Interest Expense                                $31,404         $30,798          $606          1.97%
Loss Provision                                       $3,846          $4,530        ($684)        -15.10%
Net Charge Offs                                      $3,270          $4,076        ($806)        -19.77%
Efficiency Ratio                                     56.74%          54.62%         2.12%          3.89%


QUARTER TO DATE INFORMATION:

Net Income                                           $6,329          $6,174          $155          2.51%
Earnings Per Average Share                            $0.47           $0.45         $0.02          4.44%
Return on Assets                                      1.11%           1.13%        -0.02%         -1.77%
Return on Equity                                      9.78%           9.87%        -0.09%         -0.91%
Net Interest Margin                                   3.76%           4.02%        -0.26%         -6.47%
Net Interest Income                                 $17,753         $18,678        ($925)         -4.95%
Non-Interest Income                                  $8,321          $7,510          $811         10.80%
Non Interest Expense                                $15,872         $15,373          $499          3.25%
Loss Provision                                       $1,923          $2,303        ($380)        -16.50%
Net Charge Offs                                      $1,505          $2,414      ($1,067)        -44.20%
Efficiency Ratio                                     57.81%          55.28%         2.52%          4.56%


BALANCE SHEET:

Assets                                           $2,211,921      $2,154,419       $34,931          1.62%
Deposits                                         $1,430,048      $1,464,500     ($57,023)         -3.89%
Loans                                            $1,459,481      $1,417,873       $41,608          2.93%
Shareholders' Equity                               $259,876        $249,964        $9,912          3.97%
Book Value Per Share                                 $19.25          $18.43         $0.82          4.46%
Average Assets                                    2,220,750       2,182,873       $37,877          1.74%